MUNIYIELD MICHIGAN INSURED FUND

FILE # 811- 6692

ATTACHMENT 77O
TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/19/01	Puerto Rico Pub Fin 5.75% 8/1/30	$1,095,845,000	$2,900,000	Morgan Staley
1/28/02	Puerto Rico Hwy & Trans 5.75% 7/1/41	$1,103,875,000	$2,500,000	Salomon
		$	$
		$	$